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PROSPECTUS SUPPLEMENT NO. 8                    FILED PURSUANT TO RULE 424(b)(3)
DATED JULY 18, 2000                                  REGISTRATION NO. 333-30540
(TO PROSPECTUS DATED APRIL 24, 2000)                        CUSIP NO. 501242AE1


                                  $175,000,000

                       KULICKE AND SOFFA INDUSTRIES, INC.

               4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             -----------------------

     The following supplements and amends the information on page 23 of the prospectus under Description of Capital Stock with respect to the amount of our authorized capital stock. Our Board of Directors has approved a two-for-one stock split of our common stock. In connection with the stock split and in accordance with applicable Pennsylvania law, our Board of Directors also has approved an amendment to our articles of incorporation increasing the number of authorized shares of our common stock from 100,000,000 shares to 200,000,000 shares in proportion to the 2-for-1 stock split.

     The following supplements and amends the information set forth on pages 30 to 33 of the prospectus under Selling Securityholders with respect to the selling securityholders and the principal amount of notes beneficially owned by the selling securityholders that may be offered and sold under the prospectus dated April 24, 2000. In connection with the stock split described above, each shareholder of record at the close of business on July 17, 2000 will be entitled to receive one additional share for each common share held at the close of business on that date. The additional shares will be distributed by our transfer agent on or about July 31, 2000. The indenture under which we issued the notes provides for a proportionate adjustment in the conversion price of the notes. After the stock split occurs on July 31, 2000, the adjusted conversion price will be $22.8997 per share of common stock.

     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus. Unless otherwise noted, all information provided in this prospectus supplement is as of July 18, 2000.